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                                                                                        Exhibit 11.1

                                          Universal Insurance Holdings, Inc.

                               Statement Regarding the Computation of Per Share Income

The following table  reconciles the numerator  (earnings) and denominator  (shares) of the basic and diluted earnings per share computations for net income (loss) for the years ended December 31, 2005 and 2004.

                                        Income                                    Loss
                                     Available to                             Available to
                                        Common                                   Common
                                     Stockholders                Per Share    Stockholders                 Per Share
                                        Amount       Shares       Amount         Amount        Shares       Amount
                                        ------       ------       ------         ------        ------       ------
Net income (loss)                    $ 6,506,597                               $ (260,133)
  Less:  Preferred stock dividends       (49,950)                                 (49,948)
                                     -----------                               ----------
Income (loss) available
  to common stockholders               6,456,647    32,807,521    $   0.20       (310,081)    30,214,169   $   (0.01)
                                                                  ========                                 =========
Effect of dilutive securities:
  Stock options and warrants                -          569,793       (0.01)          -              -            -
  Preferred stock                         49,950       568,325         -             -              -            -
                                     -----------    ----------    --------     ----------     ----------   ---------
Income (loss) available to common
  stockholders and assumed
  conversion                         $ 6,506,597    33,945,639    $   0.19     $ (310,081)    30,214,169   $   (0.01)
                                     ===========    ==========    ========     ==========     ==========   =========

Options and warrants totaling  7,208,483 and 1,668,729,  respectively,  were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the year ended December 31, 2005.

Options and warrants totaling  7,923,469 and 3,068,652,  respectively,  were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the year ended December 31, 2004.

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